Exhibit 10.2

UAL CORPORATION

Retention and Recognition Bonus Plan

  PURPOSE

  The purpose of this Retention and Recognition Bonus Plan (the "Plan") is to provide cash bonus payments that will encourage key employees with "mission critical" skills and competencies to continue their employment with UAL Corporation ("UAL") or any of its direct or indirect subsidiaries which adopt this Plan (collectively, the "Company") following the filing of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code and until they complete critical implementation duties and responsibilities in connection with the reorganization, rebuilding, repositioning and recovery of the Company.

  TERM

  This Plan is generally effective for the twenty-four month period beginning on the date of the filing by the Company of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

  PARTICIPATION

  Participation in this Plan is limited to active, regular full-time and part-time "management employees" of the Company who are formally selected by the Company and the Chief Executive Officer of UAL ("CEO") to be included in the Plan. The CEO is not eligible to participate in the Plan. The issue of Rosemary Moore, the Company's Senior Vice President - Corporate Affairs ("SVP-CA") eligibility to participate in the Plan is reserved until either (a) the Debtors, the Creditors' Committee and the AFA agree to her inclusion in the Plan or (b) the court enters an order authorizing her inclusion in the Plan. Selection of an employee, his or her bonus level and the dates during which the employee will participate in the Plan will be provided to each participating employee in writing. The total number of participants in the Plan may not exceed 350 without notice to the Official Committee of Unsecured Creditors of UAL Corporation (the "Creditors' Committee") and the Association of Flight Attendants ("AFA") and, if an objection is filed, approval of the Bankruptcy Court.

  COMPUTATION AND PAYMENT OF THE BONUS

A. The retention bonus amount payable to a participating employee will be determined based on the Tier to which the employee has been assigned and is computed by multiplying the employee's Annual Base Pay (as defined below) by the bonus percentage assigned to the employee, as follows:

Tier	Percent of Annual Base Pay
I	75% - 125%
II	40% - 60%
III	25% - 35%
IV	5%-20%

For other than Officers (defined below), assignment of a participating employee to a Tier and selection of a corresponding bonus percentage will be determined by, and in the sole discretion of, the Chief Executive Officer of UAL in light of each employee's mission critical skills, responsibilities and/or duties necessary to achieve the goals of the Company in successfully emerging from Chapter 11. An Officer's bonus percentage will be determined by the Compensation Committee of the Board of Directors of UAL Corporation. The aggregate amount of bonuses paid under this paragraph may not exceed Twenty Million Seven Hundred Thousand Dollars ($20,700,000) without notice to the Creditors' Committee and the AFA and, if an objection is filed, approval of the Bankruptcy Court.

B. In addition to the retention bonuses under paragraph (A), the CEO may, at any time during the term of the Plan, award a discretionary retention or recognition bonus to an employee selected by such CEO. The award will be subject to the terms and conditions of the written award letter provided to the employee. Awards under this paragraph (B) may not, in the aggregate, exceed Two Million Dollars ($2,000,000).

C. For purposes of this Plan, an "Officer" includes each officer of UAL, and any officer of an indirect or direct subsidiary of UAL who is an officer as that term is defined in Rule 16a-1(f) of the Securities and Exchange Act of 1934, as amended.

D. For purposes of this Plan, an employee's Annual Base Pay is an amount equal to twelve (12) times the employee's monthly base rate of pay after the initial announced base pay reduction following the Company's filing for relief under Chapter 11 of the U.S. Bankruptcy Code.

E. The bonus for other than Tier IV awards will be paid to the employee in two installments, less applicable withholdings, as follows:

    50% in ten months following the effective date of this Plan;

    50% upon the effectiveness of a confirmed plan of reorganization approved by the U.S. Bankruptcy Court.

Tier IV awards will be made in a single installment, less applicable withholdings, within ten months following the effective date of the Plan.

Notwithstanding the preceding, the Company reserves the right, in its sole discretion to delay the time for making bonus payments under this Paragraph (E), however, the Company may not accelerate the payment of bonuses under this Paragraph (E) without notice to the Creditors' Committee and the AFA and, if an objection is filed, approval of the Bankruptcy Court.

F. The liability to make the payment(s) under Paragraph (E) will be that of the employer of the employee at the time of the award or a successor in interest to such entity.

  OTHER TERMS AND CONDITIONS

A. No bonus will be payable until this Plan is approved by the U.S. Bankruptcy Court.

B. A bonus payable under this Plan will not affect or be affected by any payment the employee may be eligible for and may receive under the Company's severance plan(s), if any.

C. No bonus will be paid to an employee who, prior to the date the bonus is payable to the employee under this Plan (including any date specified by the Company in the award notice):

    voluntarily terminates employment with the Company, including by furlough or retirement;

    voluntarily transfers to a non-eligible job classification, including a transfer to a position subject to a collective bargaining agreement;

    is involuntarily terminated for cause; or

    is on personal or educational leave.

D. An employee will be paid only the next scheduled bonus payment provided under Section IV above (subject to any limit imposed by federal law on the amount of severance payable to such employee) in the event:

    the participating employee's employment with the Company is involuntarily terminated (other than for cause), including by furlough; or

    the participating employee is involuntarily transferred to a non-eligible job classification, including transfer to on-call status or a position subject to a collective bargaining agreement.

E. Nothing contained in the Plan will prohibit or interfere with the Company's right to assign projects, tasks and responsibilities to any employee or to alter the nature of the Company's rights with respect to the employee's employment relationship, including the right to terminate any employee at any time, with or without prior notice, and for any reason within the constraints of existing law.

F. A bonus payable under this Plan will not be taken into account in determining benefits under any other employee benefit plan, or short term incentive compensation plan such as PIP.

  AMENDMENT OR TERMINATION

  The Company reserves the right to terminate this Plan at any time. The Company will amend this Plan only upon further court order.

  ADMINISTRATION

The Company has full power and authority, in its sole discretion, to construe, interpret and administer this Plan. Decisions of the Company shall be final, conclusive and binding on all parties.